Exhibit (a)(1)(A)

SMART MODULAR TECHNOLOGIES (WWH), INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the SMART Modular Technologies (WWH), Inc. 2006 Amended and Restated Stock Incentive Plan,
covering securities that have been registered under the Securities Act of 1933.
August 27, 2009

SMART Modular Technologies (WWH), Inc.
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer.

     By this offer, we are giving you the opportunity to exchange certain of your outstanding options granted under the SMART Modular Technologies (WWH), Inc. 2006 Amended and Restated Stock Incentive Plan (the “Plan”), for new options. All employees of SMART Modular Technologies (WWH), Inc. or its subsidiaries, including without limitation Adtron and Estecom (collectively referred to as the “Company,” “we,” “our” or “us”), may participate in this offer if they remain employed through the expiration of this offer and the date of grant for new options. However, Iain MacKenzie (our President, Chief Executive Officer, and Director), Barry Zwarenstein (our Senior Vice President and Chief Financial Officer), Alan Marten (our Senior Vice President and General Manager, Memory Business Unit), Wayne Eisenberg (our Vice President, Worldwide Sales), John (Jack) H. Moyer (our Vice President, Human Resources) (collectively, the “named executive officers”) and the members of our board of directors and technical advisory committee may not participate in this offer.
     If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our ordinary shares that were granted before August 6, 2008 with an exercise price per share higher than $4.20 are eligible to be exchanged. If you participate in this offer, the number of new options you receive will be reduced based on exchange ratios described in this Offer to Exchange to account for the decreased exercise price. By exchanged options, we mean any options that you exchange pursuant to this offer. Each new option will be subject to the terms of the Plan, and to a new option agreement between you and the Company.
     If you participate in this offer, you will receive new options with an exercise price equal to the closing price of our ordinary shares on the new option grant date, which we expect to be September 28, 2009.
     The new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the cancellation date. The new options will vest over two years in equal monthly installments. If an employee’s service is terminated (whether voluntarily or involuntarily) before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time. Your participation in this offer and the receipt of new options does not provide any guarantee or promise of continued service with the Company.
     Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol “SMOD.” On August 26, 2009, the closing price of our ordinary shares was $4.01 per share. You should evaluate current market quotes for our ordinary shares, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT
     If you participate in this offer, you must complete an election form and return it to Kimberley McKinney, our HR Manager, via hand delivery, facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com. To obtain an election form, please contact Kimberley McKinney.
     You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on September 25, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by submitting a new election form, which can be obtained from Kimberley McKinney. Documents submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
     You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to:
Kimberley McKinney, HR Manager
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
Tel: (510) 624-8193 / Fax: (510) 624-8245
E-mail: Option.Exchange@smartm.com
Or
Jack Moyer, Vice President, Human Resources
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
Tel: (510) 624-8242
     You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A	1
RISKS OF PARTICIPATING IN THE OFFER	12
THE OFFER	34
1. Eligibility	34
2. Number of options; expiration date	34
3. Purpose of the offer	36
4. Procedures for electing to exchange options	37
5. Withdrawal rights and change of election	38
6. Acceptance of options for exchange and issuance of new options	39
7. Conditions of the offer	39
8. Price range of shares underlying the options	42
9. Source and amount of consideration; terms of new options	42
10. Information concerning the Company	45
11. Interests of directors and named executive officers; transactions and arrangements concerning the options	46
12. Status of options acquired by us in the offer; accounting consequences of the offer	47
13. Legal matters; regulatory approvals	47
14. Material United States federal income tax consequences	47
15. Material income tax consequences and certain other considerations for employees who reside outside the United States	48
16. Extension of offer; termination; amendment	48
17. Fees and expenses	49
18. Additional information	49
19. Financial statements	50
20. Miscellaneous	50

SCHEDULE A Information Concerning the Directors and Named Executive Officers of SMART Modular Technologies (WWH), Inc.	A-1
SCHEDULE B Selected Financial Data of SMART Modular Technologies (WWH), Inc.	B-1
SCHEDULE C A Guide to Issues for Non-U.S. Employees	C-1

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SUMMARY TERM SHEET
          The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”), the accompanying e-mail from Iain MacKenzie, our President and Chief Executive Officer, dated August 27, 2009, the Summary of the Option Exchange Program, and the election form together with its associated instructions available on the offer website at http://smprd.sap.smartm.com:8000/docs. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.
Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange certain outstanding options for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this Q&A 1 are the defined terms that are used throughout this Offer to Exchange. The definitions of these terms can be found at the bottom of this Q&A 1 on page 3 of this Summary Term Sheet.

Eligibility
•	All of our employees as of the time of this offer who remain employed through the date the exchanged options are cancelled are eligible to participate. However, the named executive officers and the members of our board of directors and technical advisory committee may not participate in this offer. (See Section 1 on page 34.)

•	In order to receive new options, you must remain an employee through the new option grant date, and in order to continue to vest in your new options, you must remain an employee or other service provider through each relevant vesting date. (See Section 1 on page 34.)
Eligible Options
•	All options granted under the Plan, whether vested or unvested, that were granted before August 6, 2008 with an exercise price per share higher than $4.20 and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. (See Section 2 on page 34.)

•	Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of the Company is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible employee). The portion that is beneficially owned by our employee may be exchanged. (See Section 2 on page 34.)

     Exchange Ratio
     The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of new options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s eligible options.

Exercise Price of Original Grant	Exchange Ratio
$4.21 – $6.00	1.15
$6.01 – $7.00	1.15
$7.01 – $8.00	1.23
$8.01 – $9.00	1.42
$9.01 – $10.00	1.45
$10.01 – $15.01	1.52
     For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) ordinary share of the Company. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options determined by dividing the number of properly tendered exchanged options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to one-half (0.5) rounded up to the nearest whole new option and fractional options less than one-half (0.5) rounded down to the nearest whole new option). (See Section 2 on page 34.)
     New Options
•	We expect that the new option grant date will be September 28, 2009.

•	The new options granted upon cancellation of exchanged options will be nonstatutory stock options for U.S. tax purposes.

•	Each new option will expire a maximum of ninety-four (94) months (or approximately 7.83 years) from the new option grant date.
     Exercise Price of the New Options
The exercise price of all new options will be the closing price of our ordinary shares on the new option grant date, as reported by the NASDAQ Global Select Market.
     Vesting and Exercisability of New Options
•	The new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the cancellation date. The new options will vest over two years in equal monthly installments. If an employee’s service is terminated (whether voluntarily or involuntarily) before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time.

•	Vesting on any date is subject to your continued service to the Company or its subsidiaries through each relevant vesting date.
     (See Section 9 on page 42.)
     Terms Used in This Offer
•	“cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be September 25, 2009. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“eligible employees” refers to all employees of the Company who are employees at the time of this offer and who remain employed through the date the exchanged options are cancelled and the new option grant date. However, the named executive officers and the members of our board of directors and technical advisory committee may not participate in this offer.

•	“eligible options” refers to the outstanding and unexercised stock options to purchase our ordinary shares that were granted before August 6, 2008 with an exercise price per share higher than $4.20.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“named executive officers” refers to each of Iain MacKenzie (our President, Chief Executive Officer, and Director), Barry Zwarenstein (our Senior Vice President and Chief Financial Officer), Alan Marten (our Senior Vice President and General Manager, Memory Business Unit), Wayne Eisenberg (our Vice President, Worldwide Sales) and John (Jack) H. Moyer (our Vice President, Human Resources).

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be September 25, 2009 at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“new option grant date” refers to the date when new options will be granted. We expect that the new option grant date will be September 28, 2009. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on August 27, 2009 and end at 5:00 p.m., Pacific Time, on September 25, 2009.

•	“Plan” refers to the Company’s 2006 Amended and Restated Stock Incentive Plan.

Q2.	How do I participate in this offer?

A2.	If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer. If you choose to participate in this offer, you must complete an election form and return it to Kimberley McKinney, our HR Manager, via hand delivery, facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com before 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer. To obtain an election form, please contact Kimberley McKinney at (510) 624-8193 or Option.Exchange@smartm.com.

You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on September 25, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

If you wish to change your election to participate in this offer, you must complete a new election form and return it to Kimberley McKinney via hand delivery or facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com before 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer. To obtain an election form, please contact Kimberley McKinney.

To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding eligible options in your election form.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 37.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received by Kimberley McKinney by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via hand delivery, facsimile or e-mail to Kimberley McKinney. Responses submitted by any other means are not permitted. (See Section 4 on page 37.)

Q3.	Why is the Company making this offer?

A3.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our ordinary shares. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value. (See Section 3 on page 36.)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an eligible employee. You are an “eligible employee” if you are an employee of the Company at the time of this offer, you remain an eligible employee through the expiration date and the date of grant for new options, and you hold eligible options. However, the named executive officers and the members of our board of directors and technical advisory committee may not participate in this offer. (See Section 1 on page 34.)

Q5.	Are there circumstances under which I would not be granted new options?

A5.	Yes. If, for any reason, you are no longer an employee of the Company on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and they will expire in accordance with their terms. If you are a U.S. employee, your employment with the Company will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 34.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or NASDAQ rules. We do not currently anticipate any such prohibitions. (See Section 13 on page 47.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your eligible option grants in your election form. (See Section 2 on page 34 and Section 14 on page 47.)

Q7.	How many new options will I receive for the options that I exchange?

A7.	The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of new options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s eligible options.

Exercise Price of Original Grant	Exchange Ratio
$4.21 – $6.00	1.15
$6.01 – $7.00	1.15
$7.01 – $8.00	1.23
$8.01 – $9.00	1.42
$9.01 – $10.00	1.45
$10.01 – $15.01	1.52

For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) ordinary share of the Company. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options determined by dividing the number of properly tendered exchanged options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to one-half (0.5) rounded up to the nearest whole new option and fractional options less than one-half (0.5) rounded down to the nearest whole new option). (See Section 2 on page 34.)

Example: If you exchange 1,000 eligible options with an exercise price of $7.50, you will receive 813 new options at an exercise price equal to the closing price of our ordinary shares on the new option grant date, which we expect to be September 28, 2009. (See Section 2 on page 34.)

Q8.	Why isn’t the exchange ratio simply one-for-one?

A8.	Our stock option exchange program must balance the interests of both employees and non-employee shareholders. The exchange ratio selected for this offer will decrease the total number of options outstanding and will benefit shareholders by decreasing potential shareholder dilution. (See Section 3 on page 36.)

Q9.	What will be the exercise price of my new options?

A9.	The exercise price per share of all new options will be equal to the closing price of our ordinary shares as reported on the NASDAQ Global Select Market on the new option grant date, which is expected to be September 28, 2009.

We cannot predict the exercise price of the new options. (See Section 9 on page 42.)

Q10.	When will my new options vest and be exercisable?

A10.	The new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the cancellation date. The new options will vest over two years in equal monthly installments. If an employee’s service is terminated (whether voluntarily or involuntarily) before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time. Vesting on any date is subject to your continued service to the Company or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9 on page 42.)

Q11.	If I participate in this offer, do I have to exchange all of my options with an exercise price per share higher than $4.20?

A11.	No. You may pick and choose which of your outstanding option grants you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 12.) This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:
•	your first option grant covering 300 remaining unexercised shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.
These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 34.)

Q12.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of the Company beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. This is your only choice with respect to this option grant. (See Section 2 on page 34.)

Q13.	When will my exchanged options be cancelled?

A13.	Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 25, 2009 unless the offer period is extended. (See Section 6 on page 39.)

Q14.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A14.	Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options. We expect that the new option grant date will be September 28, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee or service provider of the Company through the applicable vesting dates, as described in Q&A 10. (See Section 1 on page 34.)

Q15.	When will I receive the new options?

A15.	We will grant the new options on the new option grant date. We expect the new option grant date will be September 28, 2009. If the expiration date is delayed, the new option grant date will be similarly delayed. You will receive your grant paperwork promptly after the expiration of the offer. (See Section 6 on page 39.)

Q16.	Can I exchange ordinary shares that I acquired upon exercise of the Company options?

A16.	No. This offer relates only to outstanding Company options. You may not exchange ordinary shares of the Company in this offer. (See Section 2 on page 34.)

Q17.	Will I be required to give up all of my rights under the cancelled options?

A17.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 25, 2009. (See Section 6 on page 39.)

Q18.	Will the terms and conditions of my new options be the same as my exchanged options?

A18.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights, except that new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the cancellation date. The new options will vest over two years in equal monthly installments. If an employee’s service is terminated (whether voluntarily or involuntarily) before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time. Vesting on any date is subject to your continued service to the Company or its subsidiaries through each relevant vesting date. (See Section 9 on page 42.) However, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply.

Your new options will be granted under and subject to the terms and conditions of the Plan and an option agreement between you and the Company.

Q19.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A19.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current term. (See Section 6 on page 39.)

Q20.	How does the Company determine whether an option has been properly tendered?

A20.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4 on page 37.)

Q21.	Will I have to pay taxes if I participate in the offer?

A21.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you will generally have taxable income when you exercise your new options or when you sell your shares. (See Section 14 on page 47.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to this offer for your country of residence which discusses the tax consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q22.	Will I receive an option agreement?

A22.	Yes. All new options will be subject to an option agreement between you and the Company, as well as to the terms and conditions of our Plan. (See Section 9 on page 42.) The Plan and a form of option agreement are exhibits to the Schedule TO and are incorporated herein by reference.

Q23.	Are there any conditions to this offer?

A23.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2 on page 34 and Section 7 on page 39.)

Q24.	If you extend the offer, how will you notify me?

A24.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Section 2 on page 34 and Section 16 on page 48.)

Q25.	If the offer is changed, how will you notify me?

A25.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 34 and Section 16 on page 48.)

Q26.	Can I change my mind and withdraw from this offer?

A26.	Yes. You may change your mind after you have submitted an election form choosing to exchange your eligible options and submit a new election form at any time before the expiration date. If we extend the expiration date, you may submit a new election form at any time until the extended offer expires, electing to retain your eligible option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. (See Section 5 on page 38.)

Q27.	How do I change my election?

A27.	To change your election with respect to your eligible options, you must complete a new election form and return it to Kimberley McKinney, our HR Manager, via hand delivery or facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com. To obtain an election form, please contact Kimberley McKinney.

The delivery of all documents is at your risk. The Company intends to confirm the receipt of your new election form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail Kimberley McKinney at Option.Exchange@smartm.com.

Only election forms that are complete, signed and actually received by the Company by the deadline will be accepted. Election forms may be submitted only via hand delivery, facsimile or e-mail to Kimberley McKinney. Election forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (Section 5 on page 38.)

Q28.	What if I withdraw my election and then decide again that I want to participate in this offer?

A28.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form accepting the offer before the expiration date, in accordance with the procedures described in Q&A 27 and Section 4 (See also Q&A 2 and see Section 5 on page 38.)

Q29.	Are you making any recommendation as to whether I should exchange my eligible options?

A29.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 12 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 36.)

Q30.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A30.	For additional information or assistance, you should contact:

Kimberley McKinney, HR Manager	OR	Jack Moyer, Vice President, Human Resources
SMART Modular Technologies (WWH), Inc.		SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive		39870 Eureka Drive
Newark, California 94560		Newark, California 94560
Tel: (510) 624-8193		Tel: (510) 624-8242
E-mail: Option.Exchange@smartm.com

(See Section 10 on page 45.)

RISKS OF PARTICIPATING IN THE OFFER
          Participating in the offer involves a number of risks, including those described below. This list and risks described in our Annual Report on Form 10-K for the fiscal year ended August 29, 2008 as updated by subsequent Quarterly Reports on Form 10-Q, in each case, in the section captioned “Risk Factors” filed with the SEC and incorporated herein by reference highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedule C discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.
          In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
          The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Economic Risks
If the price of our ordinary shares increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.
          Because the exchange ratios of this offer are not one-for-one with respect to options held by you, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted pursuant to this exchange offer. For example, if you exchange an option grant for 1,000 shares with an exercise price per share of $7.50, you would receive a grant of 813 new options. Assume, for illustrative purposes only, that the exercise price of your new options is $5.00 per share and three (3) years after the new option grant date the price of our ordinary shares had increased to $20.00 per share. Under this example, if you had kept your exchanged options and sold them at $20.00 per share, you would have realized pre-tax gain of $12,500, but if you exchanged your options and sold the shares subject to the new option grant, you would only realize a pre-tax gain of $12,195.

If we are acquired by or consolidate with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.
          A transaction involving us, such as an acquisition, could have a substantial effect on our share price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of some of the benefit of the appreciation in the price of our ordinary shares resulting from the acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
Tax-Related Risks
Tax-related risks for non-U.S. employees.
          Non-U.S. employees should carefully review Schedule C attached to this offer for their country of residence to determine whether participation in the offer could trigger any negative tax consequences.
Tax-related risks for tax residents of multiple countries.
          If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Exchange Rate Risks for Non-U.S. employees
          The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.
Business-Related Risks
We are subject to the cyclical nature of the markets in which we compete and the current and future downturn is adversely affecting and could continue to adversely affect our business.
          The markets in which we compete can be highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. These markets have experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both manufacturers’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of selling prices. Recently we have seen unit demand reduction in the U.S. followed by a more global demand reduction. Unit demand may continue to decrease and further adversely affect our operating results. There can be no assurance as to when the U.S. or global economy may improve and accordingly when demand for our products may increase.
          Our historical operating results have been subject to substantial fluctuations and we may experience substantial period-to-period fluctuations in future operating results. The current and future downturns in our markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations. Moreover, changes in end-user demand for the products sold by any individual OEM customer can have a rapid and disproportionate effect on demand for our products from that customer in any given period, particularly if the OEM customer has accumulated excess inventories of products purchased from us. There can be no assurance that our net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the industries utilizing our products. As a result, our results of operations for the year ended August 29, 2008 and the fiscal quarter ended May 29, 2009 may not be indicative of our future results.
We have experienced quarterly losses in the past and may experience losses in the future.
          We have experienced some quarterly losses in the past. As we continue to expend substantial funds for engineering, research and development projects, enhance sales and marketing efforts and to otherwise operate our business, there can be no assurance that we will be profitable on a quarterly basis in the future.
Declines in memory component prices and our average selling prices may result in declines in our net sales and gross profit.
          Our average selling prices may decline due to several factors. Over the last few years, overcapacity in the memory component and NAND flash markets has resulted in significant declines in component prices which negatively has impacted our average selling prices and net sales. During periods of overcapacity, our net sales may decline if we do not increase unit sales of existing products or fail to introduce and sell new products in quantities sufficient to offset declines in selling prices. Our efforts to increase unit sales, reduce costs and develop new products to offset the impact of further declines in average selling prices may not be successful. Declines in semiconductor prices could also affect our gross profit and the valuation of our inventory which could harm our financial results. Declines in average selling prices might enable OEMs to pre-install higher capacity based memory into new systems at existing price points thereby reducing the demand for future memory upgrades. In addition, our net sales and gross profit may be negatively affected by shifts in our product mix during periods of declining average selling prices.
          The continued transition to smaller design geometries and the use of 300 millimeter wafers by existing memory manufacturers has led to a significant increase in the worldwide supply of DRAM and flash components. Increases in the worldwide supply of memory components have also resulted from manufacturing capacity expansions. If not accompanied by increases in demand, these supply increases would likely lead to further declines in the average selling prices of our products and have a material adverse effect on our business, financial condition and results of operations.
Sales to a limited number of customers represent a significant portion of our net sales, and the loss of any key customer or key program would materially harm our business.
          Because of our dependence on a limited number of key customers, the loss of a major customer (or loss of a key program with a major customer), or any reduction in orders by a major customer would materially reduce our net sales (and/or gross margin) and adversely affect our financial results. We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales for the foreseeable future. However there can be no assurance that any of these customers or any of our other customers will continue to utilize our products at current levels. We have no firm long-term volume commitments from any of our major customers and we generally only enter into individual purchase orders with our customers (in certain cases under master agreements that govern the terms and conditions of the relationship). We have experienced cancellations of orders and fluctuations in order levels from period to period and expect that we will continue to experience such cancellations and fluctuations in the future. Customer purchase orders may be cancelled and order volume levels can be changed, cancelled or delayed with limited or no notice or penalties. The replacement of such purchase orders with new orders cannot be assured.

          Our principal customers include major OEMs which compete in the computing, networking, communications, printer, storage and industrial markets. For 2008, 2007 and 2006, our ten largest OEM customers accounted for 71%, 77% and 78% of net sales, respectively. In 2008, 2007 and 2006, Hewlett-Packard accounted for 39%, 47% and 44% of our net sales, respectively, and Cisco Systems accounted for 12%, 13% and 14% of our net sales, respectively. Hewlett-Packard and Cisco Systems are our major customers of our Memory, Embedded, & Display Segment. During these periods, no other customers in either segment accounted for more than 10% of our total net sales.
Our customers are primarily in the computing, networking, communications, printer, storage and industrial markets, and the current and future fluctuations in demand in these markets are and may continue to adversely affect sales of our products.
          Sales of our products are dependent upon demand in the markets served by our customers. We may experience substantial period-to-period fluctuations in future operating results due to factors affecting these markets. From time to time, each of these markets has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A continual decline or significant shortfall in demand in any one of these markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations. As previously mentioned, we have recently seen a general unit demand reduction for our products in the U.S. followed by a more global demand reduction.
Customer demand is difficult to accurately forecast and, as a result, we may be unable to optimally calibrate production to meet customer demand.
          We make significant decisions, including determining the levels of business that we will accept, production scheduling, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of unexpected changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production which can challenge our resources and can reduce profit margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Downturns in the markets in which our customers compete can, and have, caused our customers to significantly reduce the amount of products ordered from us or to cancel existing orders leading to lower-utilization of our facilities. Because many of our costs and operating expenses are relatively fixed, reduction in customer demand would have an adverse effect on our gross margins, operating income and cash flow. During an industry downturn, there is also a higher risk that some of our trade receivables would be uncollectible.
Order cancellations or reductions, product returns, selling price decreases and product obsolescence could result in substantial inventory write-downs.
          To the extent we manufacture products or make purchases in anticipation of future demand that does not materialize, or in the event a customer cancels or reduces outstanding orders, we could experience an unanticipated increase in our inventory. We have had in the past and expect to continue to have certain levels of inventory write-downs due to obsolescence, excess quantities and declines in market value below our costs.

We may be less competitive if we fail to develop new or enhanced products and introduce them in a timely manner.
          The markets in which we compete are subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Our ability to successfully compete in these markets and to continue to grow our business depends in significant part upon our ability to develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to anticipate and respond to changing customer requirements.
          The markets for our products are characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards, or a delay as short as a few months in bringing a new product to market could significantly reduce our net sales which would have a material adverse effect on our business, financial condition and results of operations.
          We have experienced, and may experience in the future, delays in the development and introduction of new products. These delays could provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share or permit a customer to cancel time-sensitive orders without penalty. Defects or errors found in our products after commencement of commercial shipment could result in delays in market acceptance of these products. Lack of market acceptance for our new products would jeopardize our ability to recoup research and development expenditures, hurt our reputation and impact our business, financial condition and results of operations. Accordingly, there can be no assurance that our future product development efforts will result in future profitability or product market acceptance.
Our dependence on a small number of sole or limited source suppliers subjects us to certain risks and our results of operations would be adversely affected if we are unable to obtain adequate supplies in a timely manner.
          We are dependent upon a small number of certain sole or limited source suppliers for the materials, including critical components we use in manufacturing our products. Our major suppliers include Hynix, Intel, and Samsung. The markets in which we operate have experienced, and may experience in the future, shortages in semiconductors. In the past and currently, this situation has caused some vendors to place their customers, including us, on component allocation. Our suppliers are not required to supply us with any minimum quantities and there can be no assurance that we will receive adequate quantities of components on a timely basis in the future. As a result, we may not be able to obtain the components that we need to fill customer orders. The inability to fill these orders could cause delays, disruptions or reductions in product shipments or require product redesigns which could, in turn, damage relationships with current or prospective customers, increase costs or prices and have a material adverse effect on our business, financial condition and results of operations. We purchase almost all of our materials from our suppliers on a purchase order basis and generally do not have long-term contracts with suppliers.
An increasing number of our OEM customers may try to design standard modules into their products which could reduce demand for our higher-priced customized memory solutions.
          In a drive to reduce costs and assure supply of their memory module demand, an increasing percentage of our OEM customers may endeavor to design JEDEC standard DRAM modules into some products. Although SMART also manufactures JEDEC modules, this trend could reduce the demand for our higher priced customized memory solutions which in turn would have a negative impact on our financial results. In addition, customers deploying custom memory solutions today may in the future choose to adopt a JEDEC standard, and the adoption of a JEDEC standard module instead of a previously custom module might allow new competitors to participate in a share of our customers’ memory module business that previously belonged to us.
The flash memory market is constantly evolving and competitive, and we may not have rights to manufacture and sell certain types of products utilizing emerging flash formats, or we may be required to pay a royalty to sell products utilizing these formats.
          The flash-based storage market is constantly undergoing rapid technological change and evolving industry standards. Many consumer devices, such as digital cameras, PDAs and smartphones, have already transitioned to certain flash memory formats, such as the Memory Stick, Commercial Grade SD, Micro SD and xD Picture Card formats which we do not currently manufacture and do not have rights to manufacture. Although we do not currently serve the consumer flash market, it is possible that certain OEM customers of ours may choose to adopt these formats. If we decide to manufacture flash memory products utilizing these formats, we will be required to secure licenses to give us the right to manufacture such products and/or licensed subcontract assembly facilities to produce these products, which may not be available at reasonable rates or at all. If we are unable to supply certain flash memory products at competitive prices or at all, our net sales could be adversely impacted and our customers might cancel orders or seek other suppliers to replace us.
In addition to the memory market, we also compete in the highly competitive embedded computing and TFT-LCD market.
          The embedded computing and TFT-LCD markets are also highly competitive. Certain of our competitors are more diversified than us and may be able to sustain lower operating margins in their embedded computing and TFT-LCD business based on the profitability of their other businesses. We expect a continued high competition rate in these markets due to the possibility of existing competitors introducing new products and process technologies, new competitors entering the market, industry-wide production capacity increases and competitors aggressively pricing products. Although we have ongoing efforts to expand our presence in these markets, there can be no assurance that we will be successful in doing so.
Our growth initiatives require significant capital investments and we cannot be assured that we will realize a positive return on these investments.
          Our ongoing business initiatives require capital investment. For example, in March 2006 we completed setting up a 49,000 square foot leased manufacturing facility in Atibaia, Brazil at a total cost of approximately $14 million, and during fiscal 2007 we set up an additional 23,000 square feet in that location. During fiscal 2008 we made capital expenditures to expand our production, test and packaging capacity in that facility and we plan on additional capital investment in the foreseeable future in Atibaia, Brazil and elsewhere, including Penang, Malaysia. There can be no assurance that expected returns on these investments will be achieved.
Industry consolidation could adversely affect our business by reducing the number of potential significant customers and increasing our reliance on our existing key customers.
          Some participants in the industries which we serve have recently merged and this trend may continue. Industry consolidation will likely decrease the number of potential significant customers for our products and services. Fewer significant customers will increase our reliance on key customers and, due to the increased size of these companies, may negatively impact our bargaining position and thus our profit margins. Consolidation in some of our customers’ industries may result in the loss of customers. The loss of, or a reduced role with, key customers due to industry consolidation could negatively impact our financial results.
We may make acquisitions which involve numerous risks. If we are not successful in integrating the technologies, operations and personnel of acquired businesses or fail to realize the anticipated benefits of an acquisition, our operations may be adversely affected.
          As part of our business and growth strategy, we may acquire or make significant investments in businesses, products or technologies that allow us to complement our existing product offering, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. For example, in fiscal 2005 we acquired Estecom, a producer of TFT-LCD products, in fiscal 2006 we acquired ConXtra, Inc., a product design and design manufacturing services provider, and in March 2008 we acquired Adtron Corporation, a designer and supplier of SSDs. Any such future acquisitions or investments would expose us to the risks commonly encountered in acquisitions of businesses. Such risks include, among others:
•	problems integrating the purchased operations, technologies or products;

•	unanticipated costs or expenses associated with an acquisition or investment including one-time write-offs of goodwill or other intangibles assets;

•	negative effects on profitability resulting from an acquisition or investment;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience and government markets with complex regulations;

•	loss of key employees of the acquired business; and

•	litigation arising from an acquired company’s operations.
          Problems encountered in connection with an acquisition could divert the attention of management, utilize scarce corporate resources and otherwise harm our business.
We may not be able to maintain or improve our competitive position because of the intense competition in the markets we serve.
          We conduct business in markets characterized by intense competition, rapid technological change, constant price pressures and evolving industry standards. Certain of our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, broader product lines, lower cost structures, and longer-standing relationships with customers and suppliers than we do and larger customer. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements. Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price than we can.

          We compete against semiconductor suppliers that maintain captive memory module and card production capabilities, including Hynix, Micron, Samsung and SanDisk. Our primary competitors in the memory module and card industry include STEC, Viking InterWorks, a Sanmina-SCI company, Unigen and Wintec. Our primary competitors in the embedded computing market are Emerson, Kontron and Radisys, and in the TFT-LCD market are ELO Technologies, Kortek, Tobis, and Wells Gardner.
          The rapid growth projections for the SSD market have attracted numerous competitors, both large and small, from around the world. Entrants often target specific segments within the SSD market. Large SSD manufacturers such as Intel, Samsung and SanDisk have targeted the client/consumer laptop market, while smaller vendors such as Apacer, PQI, and Transcend have selected smaller market segments. Intel has also targeted the high-end commercial (enterprise OTLP) market. Our primary competitors in the industrial (defense, aerospace, medical, transportation, industrial automation) and commercial (enterprise server) markets are BiTMICRO, SanDisk, and STEC.
          We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In the personal computer (“PC”), market in Asia, we expect to face increasing competition from local competitors such as A-Data and Ramaxel. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may also arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.
          We expect that our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or market acceptance of our products. In addition, our competitors may develop enhancements to, or future generations of, competitive products that may render our technology or products obsolete or uncompetitive. To remain competitive, we must continue to provide technologically advanced products and manufacturing services, maintain high quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, reduce manufacturing and testing costs and compete favorably on the basis of price. In addition, increased competitive pressure has led in the past and may continue to lead to intensified price competition resulting in lower net sales and gross margins.
Our success is dependent on achieving design wins into commercially successful OEM systems and the failure to achieve design wins or of OEM customers to incorporate our products in their systems could adversely affect our operating results and prospects.
          Our products are often incorporated into our OEM customers’ systems at the design stage. As a result, we rely on OEMs to select our product designs, which we refer to as design wins. We often incur significant expenditures in the development of a new product without any assurance that an OEM will select our product for design into its system. Additionally, in some instances, we are dependent on third parties to obtain or provide information that we need to achieve a design win. Some of these third parties may not supply this information to us on a timely basis, if at all. Furthermore, even if an OEM designs one of our products into its system, we cannot be assured that its product will be commercially successful or that we will receive significant net sales as a result of that design win. Our OEM customers are typically not obligated to purchase our products. If we are unable to achieve design wins or if our OEM customers’ systems incorporating our products are not commercially successful, our net sales would be impacted.

Our business is dependent upon our OEM customers continuing to outsource the design and manufacturing of value added subsystems.
          Historically, OEMs designed and manufactured subsystems in-house. Many OEMs now outsource the design and manufacturing of subsystems. Our business is dependent upon our OEM customers continuing to outsource the design and manufacturing of these subsystems. Our OEM customers have the requisite capabilities and capital resources to bring the design and manufacturing of these subsystems in-house and their doing so would adversely impact our net sales.
Our future success is dependent on our ability to retain key personnel, including our executive officers, and attract qualified personnel. If we lose the services of these individuals or are unable to attract new talent, our business may be adversely affected.
          Our future operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace. We are particularly dependent on the continued service of Iain MacKenzie, our chief executive officer and president. Our future operating results also depend in significant part upon our ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, finance, marketing, sales and support personnel. We are continually recruiting such personnel in various parts of the world. However, competition for such personnel can be strong, and there is no assurance that we will be successful in attracting or retaining such personnel now or in the future. In addition, particularly in the high-technology industry, the value of stock options, restricted stock unit grants or other stock-based compensation is an important element in the retention of employees. The decline in the value of our stock could adversely affect our ability to retain employees, and we may have to take steps, such as this offer to exchange certain outstanding options for new options, to make the equity component of our compensation packages more attractive in order to attract or retain employees. The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract, train and retain skilled employees as needed or the inability of our key employees to expand, train and manage our employee base as needed could adversely affect our business, financial condition and results of operations.
We rely on third-party sales representatives to assist in selling our products, and the failure of these representatives to perform as expected could reduce our future sales.
          We sell our products to some of our OEM customers through third-party sales representatives. We are unable to predict the extent to which our third-party sales representatives will be successful in marketing and selling our products. Moreover, many of our third-party sales representatives also market and sell competing products. Our third-party sales representatives may terminate their relationships with us at any time. Our future performance may also depend, in part, on our ability to attract additional third-party sales representatives that will be able to market and support our products effectively, especially in markets in which we have not previously sold our products. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives, our net sales and operating results could be impacted.
If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls over financial reporting, we may not be able to report our financial results accurately or detect fraud, which could harm our business and the trading price of our ordinary shares.
          Effective internal controls are necessary for us to prepare financial statements that are presented in accordance with U.S. generally accepted accounting principles and are important in our effort to detect and prevent financial fraud. Since our fiscal year ending August 31, 2007, under Section 404 of the

Sarbanes-Oxley Act of 2002 we have been required to periodically evaluate the design and operating effectiveness of our internal controls. As our business evolves, these evaluations may result in the conclusion that enhancements, modifications or changes to our internal controls are necessary or desirable. While management evaluates the effectiveness of our internal controls on a regular basis, all internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation or the detection or prevention of fraud. If we fail to produce reliable financial reports or prevent fraud, either could negatively impact our business, financial condition and results of operations, result in loss of investor confidence and/or a decline in our share price.
Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements.
          Compliance with Section 404 of the Sarbanes-Oxley Act and other public company requirements is costly and time-consuming. If we were to identify any issues in complying with those requirements such as the discovery by management or our independent public accounting firm of a material weakness in our internal controls, we could incur additional costs and expend significant management attention rectifying such issues. If we are not able to maintain compliance with the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NASDAQ. Any such action could adversely affect our financial results or the market price of our ordinary shares.
Changes in, or interpretations of, tax regulations or rates may adversely affect our effective tax rates.
          Unanticipated changes in our tax regulations or rates could affect our future results of operations. Our future effective tax rates could be unfavorably affected by such changes, by unanticipated increases or decreases in the amount of revenue or earnings in countries with particularly high or low statutory tax rates, or by changes in the valuation of our deferred tax assets and liabilities. In addition, we are subject tax examination in the U.S. from 2004 to 2008 and in foreign jurisdictions ranging from 2002 to 2008. We regularly assess the likelihood of outcomes resulting from these examinations to determine the adequacy of our provision for income taxes and have reserved for potential adjustments that may result from the current examinations. We believe such estimates to be reasonable, however there can be no assurance that the final determination of any of these examinations will not have an adverse effect on our operating results and financial position.
          During the fourth quarter of fiscal 2008, the Sao Paulo, Brazil, State Tax Inspector informed us that certain tax credits transferred during 2004 between two Brazilian entities may not have represented an authorized transfer. These transfers occurred prior to the acquisition in April 2004 of SMART from Solectron and the full amount of any related tax assessment against SMART would be subject to indemnification by Solectron to SMART pursuant to the Transaction Agreement dated February 11, 2004. A notice was received from the Sao Paulo, Brazil Tax Authorities by SMART on October 3, 2008 providing an assessment of approximately $3.5 million, including interest and penalties, related to the transfer of these credits. We have notified Solectron and its parent company, Flextronics International Ltd., of this assessment and under the terms of the indemnity agreement Flextronics has elected to assume responsibility for the appeals process of this case on SMART’s behalf. We believe but have no assurance that the likelihood of any material net liability arising from these matters is not probable, and as such, not likely to have a material adverse effect on the consolidated financial position, results of operations or cash flows for any periods impacted.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.
          Under accounting principles generally accepted in the U.S., we review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or other intangible assets may not be recoverable include declines in our stock price and market capitalization or future cash flows projections. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined. For example, in the fourth quarter of fiscal 2008 we recorded a charge of $3.2 million for goodwill impairment related to our Memory, Embedded, & Display Segment, and in the first two quarters of fiscal 2009, we recorded an aggregate charge of $10.4 million for goodwill impairment in our Adtron Segment.
Our indemnification obligations to our customers and suppliers for product defects could require us to pay substantial damages.
          A number of our product sales and product purchase agreements provide that we will defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from product warranty claims or claims for injury or damage resulting from defects in our products. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not be adequate to cover all or any part of a claim asserted against us. A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could adversely impact our business, financial condition and results of operations.
Our operations in foreign countries are subject to political and economic risks, which could have a material adverse effect on us.
          Sales outside of the U.S., Puerto Rico and Canada accounted for approximately 44%, 37%, and 35% of net sales in 2008, 2007, and 2006, respectively. We anticipate that these international sales will continue to constitute a meaningful percentage of our total net sales in future periods. In addition, a significant portion of our product design and manufacturing is performed at our facilities in Brazil, Malaysia, Puerto Rico and South Korea. As a result, our operations may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, increased price pressure, timing and availability of export licenses, difficulties in accounts receivable collections, difficulties in protecting our intellectual property, difficulties in staffing and managing international operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for products that may require certification, restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex international laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances.
          We are also subject to the risks associated with the imposition of, and compliance with, legislation and regulations relating to the import or export of high technology products and components of such products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products or components of such products will be amended or enacted by the U.S. or other countries. Some of our customers’ purchase orders and agreements are governed by international laws which often differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements. These factors may have a material adverse effect on our business, financial condition and results of operations.

Our inability to effectively manage our operations in foreign countries could harm our operating results.
          A significant portion of our manufacturing operations are performed outside of the U.S. at our foreign facilities. And international sales have accounted for a significant portion of our overall sales. In some of the countries in which we operate or sell our products, it is difficult to recruit, employ and retain qualified personnel to manage and oversee our local operations, sales and other activities. Further, given our executive officers’ lack of physical proximity to some of the activities being managed and inherent limitations of cross-border information flow, our executive officers may at times be unable to effectively oversee the day-to-day management of our international operations. The inability of management to effectively recruit, employ and retain qualified personnel and to otherwise manage our international operations could have a negative impact on our business and adversely affect our operating results.
Worldwide economic and political conditions may adversely affect demand for our products.
          In the past, economic slowdowns in the U.S. and worldwide adversely affected demand for our products. Future decline in the worldwide semiconductor market or a future decline in economic conditions or consumer confidence in any significant geographic area would likely decrease the overall demand for our products which could have a material adverse effect on us. Furthermore, in the U.S. and abroad, financial markets are currently in turmoil resulting in stock market volatility, and global economic measures are being undertaken by political and financial leaders. The impacts of these measures are uncertain at this time. These factors could affect our overall business and the demand for our products.
          The occurrence or threat of terrorist attacks may in the future adversely affect demand for our products. In addition, such attacks may negatively affect our operations directly or indirectly and such attacks or other armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Such attacks may make travel and the transportation of our products more difficult and more expensive, ultimately affecting our business.
          Also, any armed conflicts around the world could have an impact on our sales, our supply chain and our ability to deliver products to our customers. Political and economic instability in some regions of the world could negatively impact our business.
          More generally, various events could cause consumer confidence and spending to decrease or result in increased volatility to the U.S. and the worldwide economy. Any such occurrences could have a material adverse effect on our business, financial condition and results of operations.
Unfavorable currency exchange rate fluctuations could result in our products becoming relatively more expensive to our overseas customers or increase our manufacturing costs, each of which could adversely affect our profitability.
          We are subject to inherent risks attributed to operating in a global economy. Our international sales and our operations in foreign countries make us subject to certain risks associated with fluctuating currency values and exchange rates. Because sales of our products are denominated to date primarily in U.S. dollars, increases in the value of the U.S. dollar could increase the price of our products so that they become relatively more expensive to customers in a particular country, possibly leading to a reduction in sales and profitability in that country. Some of the sales of our products are denominated in foreign currency. Gains and losses on the conversion to U.S. dollars of accounts receivable arising from such sales, and of other associated monetary assets and liabilities, may contribute to fluctuations in our results of operations. We also have certain costs that are denominated in foreign currencies, and decreases in the value of the U.S. dollar could result in increases in such costs that could have a material adverse effect on our results of operations. In addition, fluctuating values between the U.S. dollar and other currencies can result in currency gains which are used in the computation of foreign taxes and which can increase foreign taxable income. We do not presently purchase financial instruments to hedge foreign exchange risk, but we may do so as circumstances warrant.
Our worldwide operations could be subject to natural disasters and other business disruptions, which could materially adversely affect our business and increase our costs and expenses.
          Our worldwide operations could be subject to natural disasters and other business disruptions which could harm our business, financial condition and results of operations. For example, our corporate headquarters in Newark, California is located near major earthquake fault lines. In addition, our manufacturing facility in Aguada, Puerto Rico, is located in a hurricane-prone area. In the event of a major earthquake or hurricane, or other natural or manmade disaster, we could experience business interruptions, destruction of facilities and/or loss of life, any of which could materially adversely affect our business.
Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property, as well as our ability to operate without infringing the intellectual property of others.
          We attempt to protect our intellectual property rights through a variety of measures, including trade secret laws, non-disclosure agreements, confidentiality procedures and employee disclosure and invention assignment agreements, patents, trademarks and copyrights. It is possible that our efforts to protect our intellectual property rights may not:
•	prevent our competitors from independently developing similar products, duplicating our products or designing around the patents owned by us;

•	prevent third-party patents from having an adverse effect on our ability to do business;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights;

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

•	prevent the challenge, invalidation or circumvention of our existing patents;

•	result in patents that lead to commercially viable products or provide competitive advantages for our products; or

•	result in issued patents and registered trademarks from any of our pending applications.
          If any of our issued patents are found to be invalid or if any of our patent applications are rejected, our ability to exclude competitors from making, using or selling the same or similar products as us could be compromised. We have occasionally applied for and may in the future apply for patent protection in foreign countries. The laws of foreign countries, however, may not adequately protect our intellectual property rights. Many U.S. companies have encountered substantial infringement problems in foreign countries. Because we conduct a substantial portion of our operations and sell some of our products overseas, we have exposure to foreign intellectual property risks.

          The markets in which we compete are characterized by frequent claims alleging infringement of patents, trademarks, copyrights or other intellectual property rights of others. We have been and may from time to time in the future be notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other third parties. There can be no assurance that third parties will not in the future pursue claims against us with respect to the alleged infringement of intellectual property rights. In addition, litigation may be necessary to protect our intellectual property rights, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Litigation could result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, financial condition and results of operations.
          For example, Tessera, Inc. filed a complaint in the U. S. International Trade Commission and the Eastern District of Texas against us alleging that we have infringed certain of Tessera’s patents. Tessera has sought to enjoin such alleged infringements, to recover an unspecified amount of damages, and to bar our importation and sale of allegedly infringing products. In addition, as we expand our product offerings in the SSD market in which larger companies with large patent portfolios compete, the possibility of other intellectual property claims against us grows. Such litigation, whether as plaintiff or defendant, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In the event of an adverse result in, or a settlement of, such litigation, we could be required to pay substantial damages or settlement amounts, cease the manufacture, use, import, and sale of certain products or product components, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses and pay one-time fees and/or on-going royalties to use the infringing or allegedly infringing technology. Technology development or license negotiations would likely result in significant expense to us and divert the efforts of our technical and management personnel. We cannot assure you that we would be successful in such development or negotiations or that such licenses would be available on reasonable terms, or at all.
Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.
          We currently have in effect a number of agreements in which we agree to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. We periodically have to respond to claims and litigate indemnification obligations. Indemnification claims could require us to pay substantial damages or settlement amounts which could have a material adverse effect on our business, financial condition and results of operations. Our insurance does not cover intellectual property infringement.
We could incur substantial costs or liabilities as a result of violations of environmental laws.
          Our operations and properties are subject to a variety of U.S. and international environmental laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and wastes, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements, or the identification of contamination, could cause us to incur substantial costs, including cleanup costs, fines and penalties, investments to upgrade our facilities, or curtailment of operations. The identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events may arise in the future and give rise to material environmental liabilities and related costs which could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to a variety of federal, state and international laws and regulatory regimes. Failure to comply with governmental laws and regulations could subject us to, among other things, mandatory product recalls, penalties and legal expenses which could have an adverse effect on our business.
          Our business is subject to regulation by various U.S. federal and state governmental agencies. Such regulation includes the radio frequency emission regulatory activities of the Federal Communications Commission, the anti-trust regulatory activities of the Federal Trade Commission (“FTC”), and Department of Justice, the consumer protection laws of the FTC, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, the regulatory activities of the Occupational Safety and Health Administration, the environmental regulatory activities of the Environmental Protection Agency, the labor regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which we conduct business. We are also subject to regulation in other countries where we conduct business, including import and export laws and foreign currency control. In certain jurisdictions, such regulatory requirements may be more stringent and complex than in the U.S. We are also subject to a variety of U.S. federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Restructuring Notification Act (“WARN Act”), which requires employers to give affected employees at least 60 days notice of a plant closing or a mass layoff, and other regulations related to working conditions, wage-hour pay, overtime pay, employee benefits, antidiscrimination and termination of employment.
          Like other companies operating or selling internationally, we are subject to the Foreign Corrupt Practices Act (“FCPA”) and other laws which generally prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. companies and their intermediaries for the purpose of obtaining or retaining business or otherwise obtaining favorable treatment. We make sales and operate in countries known to experience corruption. Our business activities in such countries create the risk of unauthorized conduct by one or more of our employees, consultants, sales agents or distributors that could be in violation of various laws including the FCPA. In addition, we may be held liable for actions taken by such parties even though such parties are not subject to the FCPA or similar laws. Any determination that we have violated the FCPA or similar laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities that could have a material adverse effect on our business, financial condition and results of operations.
          Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions which could harm our business, financial condition and results of operations. In addition, from time to time we have received, and may receive in the future, correspondence from former employees and parties with whom we have done business with threatening to bring claims against us alleging that we have violated one or more regulations related to customs, labor and employment, or foreign currency control. An adverse outcome in any litigation related to such matters could require us to pay damages, attorneys’ fees and/or other costs.
          If any governmental sanctions were to be imposed, or if we were to not prevail in any civil action or criminal proceeding, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any litigation or action would likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

We may not be able to effectively implement our restructuring plans, and our restructuring plans may not result in the expected benefits, which would negatively impact our future results of operations.
          During the third quarter of fiscal 2009, we initiated a third restructuring plan to reduce further our work force and reduce our cost structure to combat the continuing challenging macroeconomic conditions. This most recent restructuring plan was intended to decrease various costs and improve cash flow. We cannot assure you that we will be able to successfully complete and realize the expected benefits of this restructuring plan or the others previously announced. These restructuring plans may involve higher costs, fewer benefits, a longer timetable, or additional restructuring activity than we currently anticipate and could negatively impact our results of operations and cash flow. In addition, our restructuring plan and other cost-saving measures that we adopted in the third quarter of fiscal 2009, such as salary reductions in the U.S., shortened work weeks internationally, and a suspension of our 401(k) matching program, may have other consequences, such as attrition beyond our planned reduction in workforce or a negative impact on employee morale.
Risks Related to our Debt
Restrictive covenants contained in our senior secured revolving line of credit facility (“WF Credit Facility”) and the indenture relating to our senior secured floating rate notes (the “Notes”) may restrict our current and future operations, particularly our ability to respond to changes or to take some actions and our failure to comply with such covenants, whether due to events beyond our control or otherwise, could result in an event of default which could materially and adversely affect our operating results and our financial condition.
          The indenture relating to our Notes contains various covenants that limit our ability to engage in certain transactions. In addition, our WF Credit Facility contains other and more restrictive covenants and prohibits us from voluntarily prepaying certain of our other indebtedness. A breach of any of these covenants could result in a default under our WF Credit Facility and, in the event that there is an acceleration of more than $10 million under our WF Credit Facility, in an acceleration of our Notes.
          Our WF Credit Facility also requires us to maintain specified financial ratios and satisfy other financial condition tests. On August 14, 2009, the WF Credit Facility was amended such that we are no longer required to comply with certain financial covenants unless there are borrowings outstanding. As of August 26, 2009, there were no borrowings outstanding. Based on our current projections, we do not expect to be able to satisfy the financial covenants required to permit us to borrow funds under the WF Credit Facility at any time during its remaining term. We have not borrowed under the WF Credit Facility since November 2007 and, given our current cash position and our anticipated operating cash flow, we have no plans to utilize the WF Credit Facility before it expires on April 30, 2010.
          If there were an uncured event of default under our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to become due and payable immediately. We cannot be assured that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or acceleration upon an uncured event of default or, if we were required to repurchase the Notes upon a change of control, that we would be able to refinance or restructure the payments on such debt. Further, if we are unable to repay, refinance or restructure our indebtedness under the WF Credit Facility, the lender could proceed against the collateral securing that indebtedness, our Notes and certain other indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Disruption in the financial markets may adversely impact the availability and cost of credit and cause other disruptions.
          Refinancing our existing debt or securing new debt or equity financing is likely to be extremely difficult, expensive or impossible in the foreseeable future given the current condition of the financial markets. Instability in the financial markets may also have an adverse effect on the U.S. and/or world economy which could adversely impact our business.
Our indebtedness could impair our financial condition and harm our ability to operate our business.
          We have certain debt service obligations. At May 29, 2009, our total outstanding debt was $81.3 million. We may incur additional debt in the future, subject to certain limitations contained in our debt instruments.
          The degree to which we are leveraged could have important consequences including, but not limited to, the following:
•	it may limit our ability to service all of our debt obligations;

•	it may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt which would reduce the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which would result in higher interest expense in the event of increases in those interest rates;

•	our debt agreements contain, and any agreements to refinance or amend the terms of our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on our business;

•	it may increase our vulnerability to general economic downturns and adverse industry conditions; and

•	it may limit our flexibility in planning for, or reacting to, changes in our business and our industry.
To service our debt, we will require a significant amount of cash and we may not be able to generate sufficient cash flow from operations to satisfy these obligations or to refinance these obligations on acceptable terms, or at all.
          Our ability to make payments on our debt and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control, including among others, those described in this section.

          If we are unable to generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Certain of these actions would require the consent of our lender and/or note holders. The terms of our credit facility and indenture contain limitations on our ability to incur debt. We cannot be assured that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our debt instruments then in effect. Refinancing of our existing debt or securing new debt or equity financing is likely to be extremely difficult or impossible in the foreseeable future given the current conditions of the financial markets. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have an adverse effect on our business, financial condition and results of operations.
Our existing debt is subject to floating interest rates, which may cause our interest expense to increase and decrease cash available for operations and other purposes.
          We are subject to interest rate risk in connection with our long-term debt, including the remaining $81.3 million of our Notes. In addition, our credit facility provides for borrowings of up to $35.0 million that would also bear interest at variable rates. Assuming we could satisfy financial covenants required to borrow which currently appears unlikely and the credit facility is fully drawn and holding other variables constant and excluding the impact of any hedging arrangements, each 1.0% increase in interest rates on our variable rate borrowings would result in an increase in annual interest expense and a decrease in our cash flows and income before taxes of $1.2 million per year. We have entered into two simultaneous interest rate swap arrangements for the purpose of fixing the interest rate on the remaining portion of our long-term debt for the specified respective interest rate swap periods, one of which has now expired. The interest rate swaps were for notional amounts of $41.3 and $40.0 million, bearing 9.78% and 9.97% fixed annual interest rate, respectively. One interest rate swap expired on April 1, 2008 and the other one remains outstanding through April 28, 2010. However, we cannot assure you that the outstanding interest rate swap or any other interest rate swaps that we implement will be effective.
Risks Related to Our Ordinary Shares
The price of our ordinary shares may be volatile and subject to wide fluctuations.
          The market price of the securities of technology companies can be especially volatile. Broad market and industry factors may adversely affect the market price of our ordinary shares regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:
•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us or by any securities analysts, or our failure to meet the estimates made by securities analysts;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, or restructuring initiatives, or other events that affect us or companies in our industry;

•	loss of a key customer or significant business of a major customer;

•	additions or departures of key personnel; and

•	a general downturn in the stock market.
          Some companies experiencing past volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.
We may experience significant period-to-period quarterly and annual fluctuations in our net sales and operating results, which may result in volatility in our share price.
          We may experience significant period-to-period fluctuations in our net sales and operating results in the future due to a number of possible factors and any such fluctuations may cause our share price to fluctuate. Our share price could also drop significantly if we were to report future operating results, or provide guidance, below the expectations of securities analysts or investors.
          A number of factors, in addition to those cited in other risk factors applicable to our business, may contribute to fluctuations in our sales and operating results, including:
•	the timing and volume of orders from our customers;

•	the rate of acceptance of our products by our customers, including the rate of design wins;

•	the demand for and life cycles of customer products incorporating our products;

•	the rate of adoption of our products in the end markets we target;

•	cancellations or deferrals of customer orders in anticipation of new products or product enhancements from us or our competitors or other providers;

•	changes in product mix; and

•	the rate at which new markets emerge for products we are currently developing or for which our design expertise can be utilized to develop products for new markets.
Although we are no longer a “controlled company” within the meaning of the rules of the NASDAQ, our principal investors continue to exert substantial influence over us.
          TPG, Francisco Partners and Shah Capital Partners collectively hold approximately 34% of our outstanding ordinary shares as of July 31, 2009. Although these investors own less than a majority of our outstanding ordinary shares, they still continue to have significant influence over matters submitted to our shareholders and our business policies and affairs. Pursuant to a shareholders’ agreement, TPG, Francisco Partners and Shah Capital Partners have the right to nominate for election a majority of our directors, and the parties to the shareholders’ agreement have agreed, subject to certain minimum shareholding thresholds, to vote their ordinary shares to elect the persons so nominated to our board of directors. These rights of our principal investors do not affect the rights of our other shareholders, under our articles of association, to nominate our directors. In addition, each of TPG, Francisco Partners and Shah Capital Partners have agreed not to vote their ordinary shares for any amendment to our memorandum and articles of association unless all three of them also approve of such amendment.

          The shareholders’ agreement also provides that we may not take certain significant actions without the approval of TPG, Francisco Partners and Shah Capital Partners, acting collectively, so long as they own at least 25% of our outstanding ordinary shares in the aggregate. These actions include:
•	mergers, acquisitions or certain sales of assets;

•	any liquidation, dissolution or bankruptcy;

•	issuances of securities;

•	determination of compensation and benefits for our chief executive officer, president and chief financial officer;

•	appointment or dismissal of any of the chairman of our board of directors, chief executive officer, president, chief financial officer, or any other executive officer in a similar capacity;

•	amendments to the shareholders’ agreement or exercise or waiver of rights under the shareholders’ agreement;

•	any increase or decrease in the number of directors that comprise our board of directors;

•	the declaration of dividends or other distributions or the recapitalization, reclassification, redemption, repurchase or other acquisition of any of our or our subsidiaries’ securities;

•	incurrences or refinancings of indebtedness in excess of $10 million;

•	approval of our business plan, and budget; and

•	modification of our long-term business strategy, the scope of our business or changes to any of our material customer relationships.
          In addition, the shareholders’ agreement provides that so long as TPG, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares, we may not enter into certain related party transactions without the consent of each of TPG, Francisco Partners and Shah Capital Partners.
          Such powers could have the effect of delaying, deterring or preventing a change of control, business combination or other transaction that might otherwise be beneficial to our shareholders. Our principal investors, acting collectively, also are not prohibited from selling a substantial interest in us to a third party or a participant in our industry.
Our articles of association do not provide for shareholder proposals other than nominations to our board of directors and do not explicitly provide for periodic elections of our directors, each of which could negatively affect the ability of shareholders to exercise control over us.
          Other than nominations to our board of directors, our articles of association do not provide for a means by which shareholders can propose resolutions for consideration by the other shareholders, including for example, amendments to our articles of association. Further, our articles of association do not explicitly provide for periodic elections of our directors. Although shareholders may nominate directors in connection with our annual shareholders’ meeting, unless we receive such nominations, each of our directors will continue to serve until his death, disability, retirement, resignation or removal (with or without cause) by the other directors or by the vote of shareholders who hold a majority of our shares in favor of a resolution proposed by our board of directors. These provisions could negatively affect the ability of shareholders to exercise control over us. Notwithstanding the absence of specific provisions for periodic election of directors by shareholders, eight of our current directors stood for re-election at our 2009 annual meeting of shareholders. However, there is no guarantee that any director elected will stand for re-election at any time in the future or that subsequent vacancies on the Board will not be filled by appointment by other directors.
Our principal investors and the persons whom they nominate to our board of directors may have interests that conflict with our interests and the interests of our other shareholders.
          TPG, Francisco Partners and Shah Capital Partners and the persons whom they nominate as directors to our board of directors may have interests that conflict with, or are divergent from, our own and those of our other shareholders. TPG, Francisco Partners and Shah Capital Partners are the holders of an aggregate of approximately 34% of our outstanding ordinary shares as of July 31, 2009. They have invested in or acquired other businesses that are involved in the semiconductor industry and may invest in or acquire others in the future. Conflicts of interest between our principal investors and us or our other shareholders may arise. Our memorandum and articles of association do not contain any provisions designed to facilitate resolution of actual or potential conflicts of interest, or to ensure that potential business opportunities that may become available to both our principal investors and us will be reserved for, or made available to, us. If an actual or potential conflict of interest develops involving one of our directors, our corporate governance guidelines provide that the director must report the matter immediately to our board of directors and nominating and corporate governance committee for evaluation and appropriate resolution. Further, such director must recuse himself or herself from participation in the related discussion and abstain from voting on the matter. Nonetheless, conflicts of interest may not be resolved in a manner favorable to us or our other shareholders. In addition, our principal investors’ substantial share ownership may adversely affect the trading price of our ordinary shares because investors often perceive disadvantages in owning shares in companies with shareholders who control a significant percentage of outstanding shares.
Future sales of shares could depress our share price.
          If our existing shareholders were to sell substantial amounts of our ordinary shares in the public market, the market price of our ordinary shares could decline. If our principal investors sell substantial amounts of our ordinary shares, the market price of our ordinary shares could decline as these sales might be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these investors might sell shares could depress the market price of our ordinary shares. Additionally, we may sell or issue additional shares of stock in subsequent public offerings or in connection with acquisitions which would result in additional dilution and could adversely affect market prices for our ordinary shares.
Anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.
          Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, provisions that restrict the ability of our shareholders to call meetings, make shareholder proposals and provisions that authorize our board of directors, without action by our shareholders, to issue preferred shares and to issue additional ordinary shares. These provisions could deter, delay or prevent a third party from acquiring control of us in a tender offer or similar transactions, even if such transaction would benefit our shareholders.

We are a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under United States law, shareholders may have difficulty protecting your shareholder rights.
          We are a company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Cayman Islands Companies Law and the ordinary law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the ordinary law of the Cayman Islands. The ordinary law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English ordinary law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.
          The Cayman Islands courts are also unlikely:
•	to recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws; or

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.
          There is no statutory recognition in the Cayman Islands of judgments obtained in the U.S., although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.
     As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

THE OFFER
1. Eligibility.
          You are an “eligible employee” if you are an employee of the Company as of the date of this offer and you remain employed by the Company or a successor entity through the date on which the exchanged options are cancelled and the date of grant for new options. However, the named executive officers and the members of our board of directors and technical advisory committee may not participate in this offer. Our named executive officers and directors are listed on Schedule A of this Offer to Exchange.
          To receive a grant of new options, you must remain employed by the Company or a successor entity through the new option grant date. If you do not remain employed by the Company or a successor entity through the new option grant date, you will keep your current eligible options and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the new option grant date is expected to be September 28, 2009, unless a different (later) grant date will be required under local law. If you are a U.S. employee, your employment with the Company will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain an employee or other service provider through each relevant vesting date.
2. Number of options; expiration date.
          Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plan that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted before August 6, 2008 with an exercise price per share higher than $4.20. For example, if a particular option grant with an exercise price per share higher than $4.20 expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.
          You may choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange certain of your eligible options, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:
•	your first option grant covering 300 remaining unexercised shares;

•	your second option grant covering 1,000 shares;

•	your third option grant covering 2,000 shares;

•	two of your three option grants;

•	all three of your option grants; or

•	none of your option grants.

          These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.
          As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of the Company. Any such portion of an option grant may not be exchanged in this offer (even if title to that portion of the option grant is held by an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible employee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. These are your only choices with respect to this option grant.
          The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of new options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s eligible options.

Exercise Price of Original Grant	Exchange Ratio
$4.21 – $6.00	1.15
$6.01 – $7.00	1.15
$7.01 – $8.00	1.23
$8.01 – $9.00	1.42
$9.01 – $10.00	1.45
$10.01 – $15.01	1.52
          For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) ordinary share of the Company. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options determined by dividing the number of properly tendered exchanged options by the applicable exchange ratio. For purposes of applying the exchange ratio, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to one-half (0.5) rounded up to the nearest whole new option and fractional options less than one-half (0.5) rounded down to the nearest whole new option).
Example: If you exchange 1,000 eligible options with an exercise price of $7.50, you will receive 813 new options at an exercise price equal to the closing price of our ordinary shares on the new option grant date as reported by the NASDAQ Global Select Market. We expect the new option grant date to be September 28, 2009.
          All new options will be subject to the terms of our Plan, and to an option agreement entered into between you and the Company. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. If you are an employee outside the U.S., you may receive a different option agreement to comply or facilitate compliance with local law.

          The expiration date for this offer will be 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.
3. Purpose of the offer.
          We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and non-employee shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our ordinary shares. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own new options that over time may have a greater potential to increase in value.
          We chose to make this offer instead of simply granting more options for a number of reasons. This offer is designed to decrease our option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. The exchange ratios used in this offer are designed to help accomplish this goal. We believe structuring the program in this manner is in the best interests of our employees and shareholders to give incentive to our employees with at-the-money stock options and reduce the outstanding stock option overhang.
          Except as otherwise disclosed in this offer or in our SEC filings, we have no present intention to:
•	enter into any extraordinary transaction, such as a acquisition, reorganization or liquidation involving the Company;

•	purchase, sell or transfer a material amount of our assets;

•	materially change our present dividend rate or policy, or our indebtedness or capitalization;

•	change our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	materially change our corporate structure or business;

•	delist our ordinary shares from the NASDAQ Global Select Market or take any action to cause our ordinary shares not being authorized for quotation in an automated quotation system operated by a national securities association;

•	take any action to cause our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	take any action to cause the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	execute any plan related to the acquisition by any person of a material amount of our securities or offer or sell a material amount of any of our securities; or

•	change in memorandum of association or articles of association, or act in a manner that may impede the acquisition of control of us by any person.
          Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange options.
     Proper election to exchange options.
          Participation in this offer is voluntary. To participate in this offer, you must complete an election form and return it to Kimberley McKinney, our HR Manager, via hand delivery, facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com before 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer. To obtain an election form, please contact Kimberley McKinney at (510) 624-8193 or Option.Exchange@smartm.com.
          You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on September 25, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.
          If you participate in this offer, you may exchange some or all of your eligible option grants. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will make available to you a summary of your outstanding eligible options in your election form.
          Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on September 25, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election form choosing to exchange your eligible options and submit a new election form at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
          The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received by Kimberley McKinney by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via hand delivery, facsimile or e-mail to Kimberley McKinney. Responses submitted by any other means are not permitted.
          This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.
          Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be September 25, 2009.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
          We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Eligible employees and other option holders may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
          Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
          You may change your election with respect to your eligible options only in accordance with the provisions of this section.
          You may change your election with respect to your eligible options at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on September 25, 2009. If we extend the offer, you may change your election at any time until the extended expiration date.
          In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 5:00 p.m., Pacific Time, on the 30th day after the expiration date, you may withdraw your tendered options at any time thereafter.
          If you wish to change your election to participate in this offer, you must complete a new election form and return it to Kimberley McKinney, our HR Manager, via hand delivery, facsimile at (510) 624-8245 or e-mail at Option.Exchange@smartm.com before 5:00 p.m., Pacific Time, on September 25, 2009, unless we extend the offer. To obtain an election form, please contact Kimberley McKinney at (510) 624-8193 or Option.Exchange@smartm.com.
          If you submit an election form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed and signed election form accepting the offer before the expiration date, by following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.
          Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the election form. Our determination of these matters will be final and binding.
          The delivery of all documents, including any election forms, is at your risk. Only documents that are complete, signed and actually received by Kimberley McKinney by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form. Responses may be submitted only via hand delivery, facsimile or e-mail to Kimberley McKinney. Responses submitted by any other means are not permitted.
6. Acceptance of options for exchange and issuance of new options.
          Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be September 25, 2009.
          For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.
          We will grant the new options on the new option grant date. We expect the new option grant date to be September 28, 2009. All new options will be granted under our Plan and will be subject to an option agreement between you and the Company. The number of new options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the expiration date, we will send you your new option agreement.
          Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.
7. Conditions of the offer.
          Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	there will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	there will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our outstanding ordinary shares, or a consolidation, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding ordinary shares, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional ordinary shares constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding ordinary shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options;

•	there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company.
          If any of the above events occur, we may:
•	terminate this offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
          The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.
          The Company’s ordinary shares that underlie your options are traded on the NASDAQ Global Select Market under the symbol “SMOD.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our ordinary shares as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year 2007
First quarter	$11.75	$8.77
Second quarter	$14.68	$10.38
Third quarter	$15.89	$10.18
Fourth quarter	$15.50	$10.15
Fiscal Year 2008
First quarter	$10.62	$6.86
Second quarter	$10.94	$6.63
Third quarter	$6.81	$4.90
Fourth quarter	$5.42	$3.10
Fiscal Year 2009
First quarter	$3.36	$0.76
Second quarter	$2.65	$0.76
Third quarter	$2.99	$1.04
Fourth quarter (as of August 26, 2009)	$4.20	$2.10
          On August 26, 2009, the closing price of our ordinary shares, as reported by the NASDAQ Global Select Market, was $4.01 per share.
          You should evaluate current market quotes for our ordinary shares, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of new options.
     Consideration.
          We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options determined by dividing the number of shares underlying properly tendered options by the applicable exchange ratio described in Section 2 of this Offer to Exchange. For purposes of applying these ratios, fractional new options will be rounded to the nearest whole new option on a grant by grant basis (with fractional options greater than or equal to one-half (0.5) rounded up to the nearest whole new option and fractional options less than one-half (0.5) rounded down to the nearest whole new option).
          If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 2.8 million ordinary shares, or approximately 4.5% of the total outstanding ordinary shares of as of August 26, 2009.
     General terms of new options.
          New options will be granted under our Plan. All new options will be subject to the terms of the Plan and to an option agreement between you and the Company. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights, except that new options received in exchange for exchanged options will be subject to a new vesting schedule as described under the caption “—Vesting and Exercisability” below. Furthermore, if you are an employee outside the U.S., you should carefully review Schedule C attached to this offer for your country of residence to determine whether different terms will apply to your new options.
          The following description summarizes the material terms of our Plan. Our statements in this Offer to Exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan, and the form of option agreement under the Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560, Attention: Kimberley McKinney (telephone: (510) 624-8193) or via e-mail at Option.Exchange@smartm.com, to receive a copy of the Plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense. You may also obtain offer documents by visiting http://smprd.sap.smartm.com:8000/docs.
     2006 Amended and Restated Stock Incentive Plan.
          Our Plan permits the granting of incentive stock options, nonstatutory stock options, restricted shares, restricted stock units, and stock appreciation rights. As of August 26, 2009, the maximum number of ordinary shares reserved for issuance under our Plan is approximately 10,828,927 shares, of which 1,549,372 ordinary shares represent the number of shares available for grant. Our Plan is administered by our board of directors, which we refer to as the administrator. Subject to the other provisions of our Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.
     Exercise price.
          The exercise price of an option granted under our Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of an ordinary share of the Company on the date of grant.
     Vesting and Exercisability.
          The vesting applicable to an option granted under our Plan generally is determined by the administrator in accordance with the terms of our Plan. The new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the cancellation date. The new options will vest over two years in equal monthly installments. If an employee’s service is terminated (whether voluntarily or involuntarily) before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time. Vesting on any date is subject to your continued service to the Company or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law.
     Adjustments upon certain events.
          Events occurring before the new option grant date. Although we are not anticipating any such transaction, if we consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if the Company is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If the Company is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our ordinary shares in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.
          A transaction involving us, such as a consolidation or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our ordinary shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our ordinary shares resulting from the consolidation or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
          Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the new option grant date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.
          Events occurring after the new option grant date. In the event of a subdivision of our outstanding ordinary shares, a declaration of a dividend payable in our ordinary shares or a combination or consolidation of our outstanding ordinary shares (by reclassification or otherwise) into a lesser number of ordinary shares, after the new option grant date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.
          If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.
          Our Plan provides that if we consolidate with or if our property or ordinary shares are acquired by another corporation, your option will generally not accelerate vesting unless the administrator, in its sole discretion, determines otherwise.
     Transferability of options.
          Options generally may not be transferred, other than by will or through a beneficiary designation and only you may exercise your option.
     Registration of shares underlying new options.
          All of the ordinary shares of the Company issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.
     Tax consequences.
          If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule C attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the new options and exchanged options. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
10. Information concerning the Company.
          Our principal executive offices are located at 39870 Eureka Drive, Newark, California 94560, and our telephone number is (510) 623-1231. Questions regarding this option exchange should be directed to Kimberley McKinney, our HR Manager, at (510) 624-8193 or Jack Moyer, our Vice President, Human Resources, at (510) 624-8242.
          We are a leading independent designer, manufacturer and supplier of value added subsystems sold primarily to OEMs. Our subsystem products include memory modules, SSDs, embedded computing and TFT-LCD products that we offer to customers worldwide. We also offer our customers custom supply chain services including procurement, logistics, inventory management and temporary warehousing, and kitting or packaging services. Our products and services are used for a variety of applications in the computing, networking, communications, printer, storage and industrial markets worldwide. Products that incorporate our subsystems include servers, routers, switches, storage systems, workstations, PCs, portable computers, printers and gaming machines. Generally, while increases in overall unit demand by end users for, and increases in memory content in, products that incorporate our subsystems should have a positive effect on our business, financial condition and results of operations, conversely, decreases in product unit demand and memory content can have a negative effect on our business, financial condition and results of operations. We offer more than 500 standard and custom products to leading OEMs, including Cisco Systems, Dell, and Hewlett-Packard. We maintain a large global footprint with manufacturing capabilities in the U.S., Malaysia, Brazil and Puerto Rico. Our global operations enable us to control costs and rapidly respond to our customers’ requirements worldwide.
          In April 2004, a group of investors led by TPG, Francisco Partners and Shah Capital Partners acquired SMART Modular Technologies, Inc. from Solectron Corporation, at which time we began to operate our business as an independent company under the laws of the Cayman Islands. Since the acquisition by our principal investors, we repositioned a portion of our business by focusing on the delivery of certain higher value added products, diversifying our end markets and extending into new vertical markets, creating more technically engineered products and solutions, migrating manufacturing to low cost regions and controlling expenses. For example, in fiscal 2005 we acquired Estecom, a producer of TFT-LCD products, in fiscal 2006 we acquired ConXtra, Inc., a product design and design manufacturing services provider, and in fiscal 2008 we acquired Adtron Corporation, a leading designer and global supplier for high performance and high capacity SSDs. Also, in fiscal 2006 we completed our manufacturing facility in Atibaia, Brazil into which we import finished wafers and package them into memory integrated circuits and into memory modules.

          The financial information included in our annual report on Form 10-K for the fiscal year ended August 29, 2008 and our quarterly report on Form 10-Q for the quarter ended May 29, 2009 is incorporated herein by reference. Please see Section 18 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
11. Interests of directors and named executive officers; transactions and arrangements concerning the options.
          A list of our named executive officers and directors is attached to this Offer to Exchange as Schedule A. The named executive officers and the members of our board of directors may not participate in this offer. As of August 6, 2009, named executive officers and directors (twelve (12) persons) as a group held options unexercised and outstanding under our Plan to purchase a total of 2,767,366 of our shares, which represented approximately 30% of the shares subject to all options outstanding under our Plan as of that date.
          The following table below sets forth the beneficial ownership of each of our named executive officers and directors of options under the Plan outstanding as of August 6, 2009.† The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase ordinary shares under the Plan, which was 9,178,459 as of August 6, 2009.

		Number of
		Shares	Percentage of
		Underlying	Total Shares
		Outstanding	Underlying
		Options	Outstanding
		Granted Under	Options Under
Name	Position	the Plan	the Plan
Iain MacKenzie	President, Chief Executive Officer, and Director	1,252,154 *	14%
Barry Zwarenstein	Senior Vice President and Chief Financial Officer	220,000	2%
Alan Marten	Senior Vice President and General Manager, Memory Business Unit	437,036	5%
Wayne Eisenberg	Vice President, Worldwide Sales	430,176	5%
John (Jack) H. Moyer	Vice President, Human Resources	180,000	2%
Ajay Shah	Chairman of the Board, Director	—	—
Eugene Frantz	Director	—	—
Dennis McKenna	Director	50,000	**
Harry W. (Webb) McKinney	Director	60,000	**
Dr. C.S. Park	Director	58,000	**
Mukesh Patel	Director	—	—
Clifton Thomas Weatherford	Director	80,000	**

†	For information regarding the shareholdings of the directors and named executive officers as of July 15, 2009, please see our proxy statement for our 2009 Special Meeting of Shareholders.

*	Includes options to purchase 60,000 ordinary shares which are held by Mr. MacKenzie’s spouse. Mr. MacKenzie disclaims beneficial ownership of such options.

**	Represents less than 1%.
          Except as described above, neither we, nor, to the best of our knowledge, any of our directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our ordinary shares under our Plan, or in transactions involving our ordinary shares during the past sixty (60) days before and including August 26, 2009 (other than (i) the disposition of an aggregate of 1,320,198 ordinary shares beneficially owned by Ajay Shay (of which 41,956 were acquired by Mukesh Patel) and (ii) RSU grants to our independent directors in accordance with our policies with respect to compensation of our independent directors).
12. Status of options acquired by us in the offer; accounting consequences of the offer.
          Options that we acquire through the offer will be cancelled and the shares subject to those options will not be returned to the pool of shares under the Plan.
          Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the new options have a greater value than the exchanged options they replace.
13. Legal matters; regulatory approvals.
          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
          If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.
14. Material United States federal income tax consequences.
          The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

          We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
          In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
          Option holders whose outstanding eligible options are exchanged for new options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.
          The new options will be classified for U.S. tax purposes as nonstatutory stock options. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.
          We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
          Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

15.	Material income tax consequences and certain other considerations for employees who reside outside the United States
          Attached as Schedule C to this Offer to Exchange are short summaries of the general tax consequences of the offer in countries other than the U.S. where residents are eligible to participate in the offer. If you are subject to the tax laws in any of these countries, please see Schedule C for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.
          If you are subject to tax in more than one country, you should be aware that there may be other tax consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.
16. Extension of offer; termination; amendment.
          We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

          We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
          Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for exchange.
          The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
          For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
17. Fees and expenses.
          We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
18. Additional information.
          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
•	our annual report on Form 10-K for our fiscal year ended August 29, 2008, filed with the SEC on November 12, 2008;

•	our quarterly reports on Forms 10-Q for the quarters ended November 28, 2008, February 27, 2009 and May 29, 2009, filed with the SEC on January 6, 2009, April 7, 2009 and July 7, 2009, respectively;

•	our current reports on Form 8-K, filed with the SEC on December 3, 2008 and December 22, 2008 and January 14, 2009, February 2, 2009, March 3, 2009, March 20, 2009, April 15, 2009, June 25, 2009, July 27, August 7 and August 18, 2009 (excluding any portions of such report deemed “furnished” to the SEC);

•	our definitive proxy statement on Schedule 14A for our 2009 annual meeting of shareholders, filed with the SEC on December 19, 2008; and

•	the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on February 1, 2006.
          These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.
          Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560, Attention: Kimberley McKinney, HR Manager, or telephoning Kimberley McKinney at (510) 624-8193.
          As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
          The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
19. Financial statements.
          The financial information included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 2009 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Annual Report on Form 10-K for our fiscal year ended August 29, 2008 and for our Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.
20. Miscellaneous.
          We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND NAMED EXECUTIVE OFFICERS
OF SMART MODULAR TECHNOLOGIES (WWH), INC.
          The directors and named executive officers of the Company as of August 6, 2009 (none of whom are eligible to participate in the option exchange program) are set forth in the following table:

Name	Position and Offices Held
Iain MacKenzie	President, Chief Executive Officer, and Director
Barry Zwarenstein	Senior Vice President and Chief Financial Officer
Alan Marten	Senior Vice President and General Manager, Memory Business Unit
Wayne Eisenberg	Vice President, Worldwide Sales
John (Jack) H. Moyer	Vice President, Human Resources
Ajay Shah	Chairman of the Board, Director
Eugene Frantz	Director
Dennis McKenna	Director
Harry W. (Webb) McKinney	Director
Dr. C.S. Park	Director
Mukesh Patel	Director
Clifton Thomas Weatherford	Director
          The address of each individual is: c/o SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

A-1

SCHEDULE B
SELECTED FINANCIAL DATA
OF SMART MODULAR TECHNOLOGIES (WWH), INC.
          The following table sets forth data for the last five fiscal years and the nine months ended May 30, 2008 and May 29, 2009 and should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements included in our Annual Report on Form 10-K for the year ended August 29, 2008 and Quarterly Report on Form 10-Q for the quarter ended May 29, 2009. The statement of operations data for the nine months ended May 30, 2008 and May 29, 2009 and the balance sheet data as of May 29, 2009 have been prepared on the same basis as our audited financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations for and as of the periods presented. Historical results are not necessarily indicative of results to be expected for future periods and interim results are not necessarily indicative of results for the entire year.
          On April 16, 2004, a group of investors led by TPG, Francisco Partners and Shah Capital Partners acquired our business from Solectron. Selected financial data for the periods prior to and including April 16, 2004 are referred to as the “Predecessor Business” and are derived from the combined financial statements of SMART Modular Technologies, Inc., the Company’s predecessor. We have derived the statement of operations data for the years ended August 29, 2008, August 31, 2007, and August 25, 2006, and the balance sheet data as of August 29, 2008 and August 31, 2007 from our audited financial statements which have been audited by KPMG LLP and are included in our Annual Report on Form 10-K for the year ended August 29, 2008. KPMG LLP’s report on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R Share-Based Payment by applying the prospective method at the beginning of fiscal year 2006 and the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 at the beginning of fiscal 2008. Historical results are not necessarily indicative of results to be expected for future periods.
          In April 2004, we began reporting all revenue for a service program with our largest customer on a net revenue basis as a result of changes to the terms of our existing services contract with this customer. Prior to this change, most of our other services contracts were already accounted for on a net revenue basis. Reporting services revenue on a net basis has had no impact on our gross profit, operating expenses, net income (loss) or cash flow. We use a 52- to 53-week fiscal year ending on the last Friday in August.

B-1

								Predecessor
	Successor Business							Business
								Period
		Nine					Period	from
	Nine	Months	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	from	August 30,
	Months	Ended	Ended	Ended	Ended	Ended	April 17 to	2003 to
	Ended May	May 30,	August 29,	August 31,	August 25,	August 26,	August 27,	April 16,
	29, 2009	2008	2008	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2004 (1)
	(In thousands, except per share amounts)
Statement of Operations Data (1)
Net sales	$341,509	$509,485	$670,151	$844,627	$727,206	$607,299	$233,677	$659,171
Cost of sales	272,989	414,691	550,420	695,054	600,632	505,461	203,482	601,217

Gross profit	68,520	94,794	119,731	149,573	126,574	101,838	30,195	57,954
Operating expenses:
Research and development	15,056	14,727	20,164	16,383	15,545	9,697	4,447	9,012
Selling, general and administrative	41,834	44,785	59,849	59,552	54,917	46,636	18,151	29,454
Advisory service agreements’ fees	—	—	—	—	10,303	2,588	913	—
Impairment of goodwill	10,416	—	3,187	—	—	—	—	43,302
In-process research and development charge	—	4,400	4,400	—	—	—	—	—
Restructuring charges	2,810	—	1,938	—	—	880	1,300	6,224

Total operating expenses	70,116	63,912	89,538	75,935	80,765	59,801	24,811	87,992

Income (loss) from operations	(1,596)	30,882	30,193	73,638	45,809	42,037	5,384	(30,038)
Interest (expense) income, net	(5,079)	(3,819)	(5,355)	(7,381)	(15,153)	(6,998)	(927)	170
Other income (expense), net	(631)	2,050	2,557	934	2,567	481	451	(148)

Total other (expense) income	(5,710)	(1,769)	(2,798)	(6,447)	(12,586)	(6,517)	(476)	22

Income (loss) before provision for income taxes	(7,306)	29,113	27,395	67,191	33,223	35,520	4,908	(30,016)
Provision for income taxes	3,808	16,611	18,421	9,458	914	8,802	1,255	2,301

Net income (loss)	$(11,114)	$12,502	$8,974	$57,733	$32,309	$26,718	$3,653	$(32,317)

Net income per ordinary share, basic	$(0.18)	$0.21	$0.15	$0.97	$0.60	$0.55	$0.07

Net income per ordinary share, diluted	$(0.18)	$0.20	$0.14	$0.91	$0.55	$0.50	$0.07

Shares used in computing net income per ordinary share, basic	61,640	60,864	60,985	59,636	54,265	48,872	48,872

Shares used in computing net income per ordinary share, diluted	61,640	63,606	63,555	63,782	59,189	53,531	50,745

							Predecessor
	Successor Business						Business
	May 29,	August 29,	August 31,	August 25,	August 26,	August 27,	April 16,
	2009	2008	2007	2006	2005	2004	2004
Balance Sheet Data:
Cash and cash equivalents	$139,229	$115,994	$144,147	$85,620	$75,970	$36,747	$17,887
Working capital	257,852	269,709	251,459	184,799	135,930	52,924	83,536
Total assets	375,911	447,148	453,077	426,456	321,061	288,040	257,056
Total long-term debt	81,250	81,250	81,250	81,250	125,000	—	—
Total shareholders’ equity	222,119	246,906	221,426	150,663	42,648	79,837	91,330

(1)	Certain amounts for fiscal 2007, 2006, 2005 and 2004 and as of August 31, 2007, August 25, 2006, August 26, 2005, and August 27, 2004 were revised due to prior period revisions. See Note 1(u) of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 29, 2008 for additional information.

B-2

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
BRAZIL
          The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in Brazil. This summary is based on the law in effect in Brazil as of August 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
          If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Brazil apply to your specific situation.
Tax Information
Option Exchange
          You likely should not be subject to income tax as a result of the exchange of eligible options for new options.
Grant of New Options
          You should not be subject to tax when new options are granted to you.
Exercise of New Options
          When you exercise the new options, you should not be subject to income tax or social insurance contributions. As explained below, you should be subject to tax only when the shares acquired at exercise are sold. (However, if you use a cashless method of exercise whereby you sell some or all of your shares at exercise, you may be subject to tax at the time of exercise/sale if you realize capital gains related to those shares when they are sold, as explained in the Sale of Shares section below.)
Sale of Shares
          When you sell the shares acquired at exercise of the new options, you should be subject to capital gains tax on the difference between the sale price and the exercise price unless the amount of shares sold in that month is less than the exempt amount (currently BRL35,000 for dispositions of shares on the NASDAQ Global Select Market). If the exempt amount is exceeded for the relevant month, the entire gain is subject to tax (not just the amount exceeding BRL35,000).

Withholding and Reporting
          Your employer is not required to withhold or report income tax when you exercise your new options or sell your shares. You are responsible for reporting and paying any tax resulting from the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
KOREA
          The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in Korea. This summary is based on the law in effect in Korea as of August 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
          If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.
Tax Information
Option Exchange
          You likely will not be subject to tax as a result of the exchange of eligible options for the new options.
Grant of New Options
          You will not be subject to tax when the new options are granted to you.
Exercise of New Options
          When you exercise the new options, you will be deemed to have earned income in Korea with respect to the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) for Korean tax purposes. The Korean tax authorities have interpreted that the spread should be treated as Class B earned income.
Sale of Shares
          When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between (i) the sale price and (ii) the sum of (x) the fair market value of the shares at exercise and (y) any relevant transactions costs.
Withholding and Reporting
          Your employer is not required to withhold or report income tax when you exercise the new options or sell shares received upon the exercise of options. It is your responsibility to report and pay any taxes resulting from the offer, the grant and exercise of the new options and the sale of shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
MALAYSIA
          The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in Malaysia. This summary is based on the law in effect in Malaysia as of August 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
          If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.
Tax Information
Option Exchange
          You likely will not be subject to income tax as a result of the exchange of eligible options for the new options.
Grant of New Options
          You will not be subject to income tax or Employee Provident Fund contributions when the new options are granted to you.
Exercise of New Options
          When you exercise the new options, you will be subject to income tax on the difference between the exercise price of the new option and the lower of (i) the fair market value of the Company’s ordinary shares on the date the new option vests and (ii) the fair market value of the Company’s ordinary shares on the date the new option is exercised. For Malaysian tax purposes, the fair market value of the underlying shares will be computed as the average of the highest and lowest trading prices of the shares on the relevant date if the shares are listed on a stock exchange or, if the shares on not so traded, the net asset value of the shares on the relevant date.
Sale of Shares
          When you sell the shares acquired at exercise of the new options, any gains realized upon such sale will be treated as capital gains. As of the date hereof, there is no capital gains tax in Malaysia. As a result, you will not be subject to tax in connection with the sale of such shares.

Withholding and Reporting
          Your employer is required to report the grant and exercise of the new options to the Inland Revenue Board and report the exercise of your new options on your annual remuneration return (the “EA Form”). Your employer is also required to withhold income tax when you exercise the new options and remit the amount withheld to the Malaysian tax authorities. You are responsible for reporting the taxable benefits of the new options on your annual tax return and for paying any taxes resulting from the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR EMPLOYEES
PUERTO RICO
          The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in the Commonwealth of Puerto Rico. This summary is based on the law in effect in Puerto Rico as of August 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
          If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Puerto Rico apply to your specific situation.
Tax Information
Option Exchange
          Option holders whose outstanding eligible options are exchanged for new options under the offer should not be required to recognize income for Puerto Rico income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.
Grant of New Options
          The new options will be classified for Puerto Rico tax purposes as non-qualified stock options. Under current law, you will not be subject to tax when new options are granted to you.
Exercise of New Options
          When you exercise the new options, you will be subject to income tax, Social Security contributions (to the extent you have not already exceeded the applicable contribution ceiling) and Medicare contributions (collectively with the Social Security contributions, the “FICA Tax”) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will calculate the income tax and FICA Tax withholdings due on exercise of the new options.
Sale of Shares
          When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale price and the exercise price. If you hold the shares for six months or less, you will be subject to ordinary income tax on the gain. If you hold the shares for more than six months after exercise, you will be subject to long-term capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise.

Withholding and Reporting
          Your employer will report the income tax and FICA Tax withheld on exercise of the new options and the spread (as compensation income) to the Puerto Rico Treasury Department and the U.S. Social Security Administration. You are responsible for reporting and paying any income tax resulting from exercise of the new options and the sale of your shares.

SCHEDULE C
A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES
UNITED KINGDOM
          The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of August 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
          If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
Tax Information
Option Exchange
          You will not be subject to tax as a result of the surrender of eligible options in return for the grant of new options.
Grant of New Options
          You will not be subject to tax when the new options are granted to you.
Exercise of New Options
          When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee national insurance contributions (“NICs”) on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system or by another method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.
Sale of Shares
          When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability.
Withholding and Reporting
          Your employer is required to withhold income tax and employees’ NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.